EXHIBIT 10.1

EXECUTION VERSION

SECOND AMENDMENT TO FINANCING AGREEMENT

SECOND AMENDMENT, dated as of November 5, 2019 (this "Amendment"), to the Financing Agreement, dated as of January 31, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among Harvard Bioscience, Inc., a Delaware corporation (the "Parent" or the "Borrowing Agent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively, the "Borrowers"), the Guarantors (as defined therein) from time to time party thereto, the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents").

WHEREAS, the Loan Parties have requested, and the Agents and the Required Lenders have agreed, subject to the terms and conditions set forth herein, to amend the Financing Agreement on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Financing Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2. Amendments.

(a)          New Definitions. Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

(i)               "Second Amendment" means the Second Amendment to Financing Agreement, dated as of November 5, 2019, by and among the Loan Parties, the Agents and the Required Lenders.

(ii)              "Second Amendment Effective Date" means the 'Second Amendment Effective Date' as set forth in the Second Amendment.

(b)          Existing Definitions.

(i)                 Section 1.01 of the Financing Agreement is hereby amended by amending and restating the definition of "Applicable Margin" in its entirety to read as follows:

"'Applicable Margin' means, as of any date of determination, with respect to the interest rate of any Loan (or any portion thereof):

(a)       From the Second Amendment Effective Date until November 15, 2019 (the "Initial Applicable Margin Period"), the relevant Applicable Margin shall be set at Level III in the table below.

(b)       After the Initial Applicable Margin Period, the relevant Applicable Margin shall be set at the respective level indicated below based upon the Leverage Ratio set forth opposite thereto (giving effect to the calculation as required pursuant to the second proviso contained in clause (vi) of the definition of "Consolidated EBITDA"), which ratio shall be calculated as of the end of the most recent Fiscal Quarter of the Parent and its Subsidiaries for which quarterly financial statements and a certificate of an Authorized Officer of the Parent are received by the Agents and the Lenders in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv):

Level	Leverage Ratio	Reference Rate Loans	LIBOR Rate Loans
I	Greater than or equal to 4.00:1.00	5.5%	7.00%
II	Less than 4.00:1.00 and equal to or greater than 3.50:1:00	5.125%	6.625%
III	Less than 3.50:1.00 and equal to or greater than 3.00:1.00	4.75%	6.25%
IV	Less than 3.00:1:00	4.5%	6.00%

(c)       Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur 2 Business Days after the date the Administrative Agent receives the quarterly financial statements and a certificate of an Authorized Officer of the Parent in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv).

(d)       Notwithstanding the foregoing:

(i)       the Applicable Margin shall be set at Level I in the table above, at the election of the Collateral Agent, (x) upon the occurrence and during the continuation of a Default or Event of Default, or (y) if for any period, the Administrative Agent does not receive the financial statements and certificates described in clause (c) above, for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Administrative Agent and the Lenders; and

(ii)       in the event that any financial statement or certificate described in clause (c) above is inaccurate (regardless of whether this Agreement or any Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Agents and the Lenders to reflect such adjustment."

(ii)              Section 1.01 of the Financing Agreement is hereby amended by amending and restating clauses (a) of the definition of "Applicable Prepayment Premium" in its entirety to read as follows:

"(a) with respect to prepayments of the Term Loans, an amount equal to (i) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date (the "First Period"), an amount equal to 3.00% times the principal amount of any prepayment of the Term Loan on such date, (ii) after the First Period up to and including July 22, 2020 (the "Second Period"), an amount equal to 2.00% times the principal amount of any prepayment of the Term Loan on such date, (iii) after the Second Period up to and including July 22, 2021 (the "Third Period"), an amount equal to 1.00% times the principal amount of any prepayment of the Term Loan on such date and (iv) thereafter, zero; and"

(iii)            Section 1.01 of the Financing Agreement is hereby amended by amending and restating clause (b)(vi) of the definition of "Consolidated EBITDA" in its entirety to read as follows:

"(vi) extraordinary or non-recurring charges, expenses or losses; reasonably identifiable and factually supportable restructuring charges, costs and expenses (as set forth in a certificate of an Authorized Officer of the Parent); severance costs; non-cash reserves in connection with the Transactions; provided, that (A) the aggregate amount added back pursuant to this clause (vi) for any measurement period shall not exceed 15.0% of Consolidated EBITDA of the Parent and its Subsidiaries for such period (calculated before giving effect to any adjustment pursuant to this clause (vi), including subclause (B) below) and (B) notwithstanding subclause (A), solely with respect to any Fiscal Quarter ending September 30, 2019 through and including September 30, 2020, without duplication, any cash charges incurred in respect of the items set forth in Schedule 1.01(G) may be added back in an aggregate amount not exceeding such amount specified therein (or such other amount or higher respective thresholds as may be approved by the Collateral Agent in its Permitted Discretion); provided, further, that notwithstanding anything contained herein to the contrary, solely with respect to the determination of the Leverage Ratio in connection with the Applicable Margin, the adjustments pursuant to this subclause (B) shall not be used in making such calculation,"

(iv)             Section 1.01 of the Financing Agreement is hereby amended by amending the definition of "LIBOR" by replacing the reference therein to "1.25%" with "1.75%".

(v)               Section 1.01 of the Financing Agreement is hereby amended by amending and restating the definition of "LIBOR Rate" in its entirety to read as follows:

"'LIBOR Rate' means, (x) for each Interest Period for each LIBOR Rate Loan that is a Term Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100% of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.75% and (y) for each Interest Period for each LIBOR Rate Loan that is a Revolving Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100% of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement."

(c)          Section 7.03(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four consecutive Fiscal Quarters of the Parent and its Subsidiaries for which the last Fiscal Quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
March 31, 2018	4.50:1.00
June 30, 2018	4.50:1.00
September 30, 2018	4.25:1.00
December 31, 2018	4.00:1.00
March 31, 2019	3.75:1.00
June 30, 2019	3.75:1.00
September 30, 2019	3.50:1.00
December 31, 2019	3.50:1.00
March 31, 2020	3.50:1.00
June 30, 2020, and every Fiscal Quarter thereafter	3.25:1.00"

(d)          Section 7.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of four consecutive Fiscal Quarters of the Parent and its Subsidiaries for which the last Fiscal Quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
March 31, 2018	1.25:1.00
June 30, 2018	1.25:1.00
September 30, 2018	1.50:1.00
December 31, 2018	1.50:1.00
March 31, 2019	1.50:1.00
June 30, 2019	1.50:1.00
September 30, 2019	1.50:1.00
December 31, 2019 and every Fiscal Quarter thereafter	1.25:1.00"

(e)          Schedule 1.01(G) set forth in Annex A hereto shall be appended to the end of the Financing Agreement.

3. Financial Covenants. The Loan Parties shall be permitted to calculate Consolidated EBITDA and the covenants set forth in Section 7.03 of the Financing Agreement for the Fiscal Quarter ended September 30, 2019, in accordance with the Financing Agreement as amended by this Amendment.

4. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a)          Organization, Good Standing, Etc. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited company, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, as applicable, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Authorization, Etc. The execution, delivery and performance by each Loan Party of this Amendment and the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary corporate or other organizational action, (ii) do not and will not contravene any of its Governing Documents or, in any material respect, any applicable Requirement of Law, (iii) do not and will not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract, (iv) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (v) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment and the Financing Agreement, as amended hereby, other than (x) authorizations, approvals, notices, filings or other actions that have been obtained and that are still in force and effect and (y) filing of this Amendment with the SEC following the execution hereof.

(d)          Enforceability of Amendment. Each of this Amendment and the Financing Agreement, as amended hereby, is and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be a legal, valid and binding obligation of such Person which is a party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

5. Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Collateral Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "Second Amendment Effective Date"):

(a)          Delivery of Documents. The Collateral Agent shall have received this Amendment duly executed and delivered by the Loan Parties, the Agents and the Lenders.

(b)          Representations and Warranties. The representations and warranties contained in ARTICLE VI of the Financing Agreement (as amended hereby) and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Second Amendment Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Second Amendment Effective Date as though made on and as of the Second Amendment Effective Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).

(c)          No Default or Event of Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(d)          Payment of Fees, Etc. The Loan Parties shall have paid (i) an amendment fee to the Collateral Agent solely for its own account, in an amount equal to $50,000, which fee shall be deemed earned in full on the Second Amendment Effective Date and shall be non-refundable and (ii) all fees, costs and expenses then due and payable by the Loan Parties pursuant to the Loan Documents, including, without limitation, the Fee Letter and Sections 2.06 and 12.04 of the Financing Agreement.

6. Continued Effectiveness of the Financing Agreement and Other Loan Documents. Each Loan Party hereby (i) acknowledges and consents to this Amendment, (ii) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Second Amendment Effective Date all references in any such Loan Document to "the Financing Agreement", the "Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (iii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent for the benefit of the Agents and the Lenders a security interest in or Lien on, any Collateral as security for the Obligations from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties' obligations to repay the Loans in accordance with the terms of Financing Agreement, or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect, and nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Financing Agreement or instruments securing the same. Nothing expressed or implied in this Amendment shall be construed as a release or other discharge of any Loan Party under the Financing Agreement, or the other Loan Documents, as amended hereby, from any of its obligations and liabilities as a "Borrower", "Guarantor" or "Loan Party" thereunder. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or any Lender under the Financing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

7. Miscellaneous.

(a)          This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b)          Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)          This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d)          Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been incorrect in any material respect when made, or (ii) any Loan Party shall fail to perform or comply with any covenant or agreement contained in this Amendment.

(e)          Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWERS:

HARVARD BIOSCIENCE, INC.

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

DATA SCIENCES INTERNATIONAL, INC.

By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

[Second Amendment to Financing Agreement]

GUARANTORS:

HOEFER, INC.

By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

WARNER INSTRUMENTS LLC

By: Harvard Bioscience, Inc., its sole member

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

TRIANGLE BIOSYSTEMS, INC.

By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

HBIO DISTRIBUTION OLDCO, INC.

By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

[Second Amendment to Financing Agreement]

COULBOURN INSTRUMENTS, LLC

By: HBIO Distribution Oldco, Inc., its sole member
By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

BIOCHROM US, INC.

By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

BIOCHROM LIMITED

By:	/s/ James Green Name: James Green Title: Director

EALING SCIENTIFIC LIMITED /
LA COMPAGNIE SCIENTIFIQUE EALING LIMITÉE

By: Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Chief Financial Officer

[Second Amendment to Financing Agreement]

DATA SCIENCES UK (MN) LIMITED
By: Data Sciences International, Inc., its sole shareholder

By:	/s/ Michael A. Rossi Name: Michael A. Rossi Title: Director

[Second Amendment to Financing Agreement]

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Chief Executive Officer

[Second Amendment to Financing Agreement]

LENDERS:

CERBERUS ASRS FUNDING LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS CAVALIERS LEVERED LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS ICQ OFFSHORE LEVERED LP

By: Cerberus ICQ Offshore GP LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XX L.P.

By: Cerberus LFGP XX, LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XXII L.P.

By: Cerberus LFGP XXII, LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XXIII L.P.

By: Cerberus LFGP XXIII, LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

[Second Amendment to Financing Agreement]

CERBERUS LOAN FUNDING XXIV L.P.

By: Cerberus LFGP XXIV, LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XXV LP

By: Cerberus LFGP XXV, LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XXVI L.P.

By: Cerberus LFGP XXVI, LLC

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS N-1 FUNDING LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS ND LEVERED LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS OFFSHORE LEVERED III LP

By: COL III GP Inc.

Its: General Partner

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

[Second Amendment to Financing Agreement]

CERBERUS REDWOOD LEVERED A LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS SWC LEVERED II LLC

By:	/s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

[Second Amendment to Financing Agreement]